Exhibit 99.1

Contact:
Walter Parks
Chief Operating Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc. Announces Stock Repurchase Program

BRISBANE, CALIF. – October 21, 2008 – bebe stores, inc. (Nasdaq: BEBE) announced today that its board of directors has authorized a program to repurchase up to $30 million of its common stock. The company intends, from time to time, as business conditions warrant, to purchase stock in the open market or through private transactions. Purchases may be increased, decreased or discontinued at any time without prior notice.

The plan does not obligate the company to repurchase any specific number of shares and may be suspended at any time at management’s discretion. The company currently has approximately 89 million shares outstanding.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, 2b bebe and bebe O brand names. bebe currently operates 306 stores, of which 212 are bebe stores, 10 are 2b bebe stores, 19 are bebe outlet stores, 64 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, the District of Columbia, Puerto Rico, U.S. Virgin Islands and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission.